Exhibit 10.2

AMENDED AND RESTATED
ISSUING AND PAYING AGENT AGREEMENT

by and between

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Issuing and Paying Agent

and

SYSCO CORPORATION, as Issuer

Dated as of
September 2, 2022

AMENDED AND RESTATED ISSUING AND PAYING AGENT AGREEMENT
THIS AMENDED AND RESTATED ISSUING AND PAYING AGENT AGREEMENT (the “Agreement”) is entered into as of September 2, 2022 by and between U.S. Bank Trust Company, National Association (the “Agent”) and Sysco Corporation (the “Company”) regarding the Company’s commercial paper program of the Company (hereinafter referred to as the “Program”).
WHEREAS, at the request of Company, Agent is prepared to act (a) as depositary for the safekeeping of certain notes of Company which may be issued and sold in the United States commercial paper market under the Program (the “Commercial Paper Notes”; such Commercial Paper Notes when issued in book-entry form being hereinafter referred to as “Book-Entry Commercial Paper Notes” and when issued in the form of certificated promissory notes being hereinafter referred to as “Certificated Commercial Paper Notes”), (b) as issuing agent on behalf of Company in connection with the issuance of the Commercial Paper Notes, (c) as paying agent to undertake certain obligations to make payments in respect of the Commercial Paper Notes, and (d) as depositary to receive certain funds on behalf of Company, as set forth herein, and
WHEREAS, this Agreement will govern Agent’s rights, powers and duties as such depositary, issuing agent and paying agent for the Commercial Paper Notes and Company’s rights and obligations in connection therewith.
NOW THEREFORE, for good and valuable consideration, the parties hereto agree as follows:
1.Appointment of Agent. Company hereby appoints Agent and Agent hereby agrees to act, on the terms and conditions specified herein, as depositary with respect to funds received by Agent pursuant to Sections 6 and 7 hereof (the “Note Funds”), and as issuing and paying agent for the Commercial Paper Notes issued under the Program. The Commercial Paper Notes will be sold through such commercial paper dealers and/or placement agents as Company shall have notified Agent in writing from time to time (collectively, the “Dealers”). The Dealer(s) is/are currently         ,         ,          and         .
2.Letter of Representations. Company will promptly deliver to Agent an executed version of the form of Letter of Representations (the “Letter of Representations”) provided by the Depository Trust Company (“DTC”). Company understands and agrees that such Letter of Representations when executed by Company and Agent and accepted by DTC shall supplement the provisions of this Agreement and that Company, Agent, and DTC shall be bound by the terms and provisions of the Letter of Representations, including any procedures and operational arrangements applicable thereunder.
3.Commercial Paper Notes.
(a)The Company’s Book-Entry Commercial Paper Notes shall be represented by one or more master notes (“Master Note” or “Master Notes”) which shall be executed by manual or facsimile signature by an Authorized Representative (as hereafter defined). Agent will hold the Master Note(s) in safekeeping for the account of DTC, in accordance with Agent’s customary practice.
(b)If Certificated Commercial Paper Notes are to be issued, they shall be in the form provided by Company, shall be serially numbered and shall have been executed by manual or facsimile signature of an Authorized Representative, but shall otherwise be uncompleted. Company will from time to time furnish Agent with an adequate supply of Certificated Commercial Paper Notes, as Company in its sole and absolute discretion considers appropriate. Each Certificated Commercial Paper Note delivered to Agent shall be accompanied by a letter from Company identifying the Certificated Commercial Paper Note transmitted therewith, and Agent shall acknowledge receipt of such Certificated Commercial Paper Note(s) on the copy of such letter or pursuant to some other form of written receipt deemed appropriate by Agent at the time of delivery to Agent of such Certificated Commercial Paper Note(s). Pending the issuance of Certificated Commercial Paper Notes as provided in Section 5 hereof, all Certificated Commercial Paper Notes delivered to Agent shall be held by Agent for the account of Company, for safekeeping in accordance with Agent’s customary practice.
4.Authorized Representatives. With the delivery of this Agreement, Company is furnishing to Agent, and from time to time thereafter may furnish to Agent, and shall furnish to Agent upon Agent’s request, certificates (“Incumbency Certificates”) of a Company officer certifying the incumbency and specimen signatures of officers or agents of Company authorized to execute Commercial Paper Notes on behalf of Company by manual or facsimile signature and/or to take other action hereunder on behalf of Company (each an “Authorized Representative”). Until Agent receives and has a reasonable time to act upon a subsequent Incumbency Certificate of Company, Agent is entitled to rely on the last such Incumbency Certificate delivered to Agent for purposes of determining the Authorized Representatives. Agent shall not have any responsibility to Company to determine by whom or by what means a facsimile signature may have been affixed on the Commercial Paper Notes, or to determine whether any facsimile or manual signature resembles the specimen signature(s) filed with Agent by a duly authorized officer of Company. Any Commercial Paper Notes bearing the manual or facsimile signature of a person who is an Authorized Representative on the date such signature is affixed shall be binding on Company after the authentication thereof by Agent notwithstanding that such person shall have died or shall have otherwise ceased to hold his office on the date such Commercial Paper Note is countersigned or delivered to Agent. Company represents and warrants that each Authorized Representative may appoint other officers, employees and agents of the Company (an “Authorized Person”) including without limitation any Dealers, to give notices and /or issuance instructions to Agent under this Agreement, provided that notice of the appointment of each Authorized Person is delivered to Agent in writing. Each such appointment shall remain in effect unless and until revoked by Company in a written notice to Agent.
5.Completion, Authentication and Delivery of Commercial Paper Notes.
(c)In the case of Book-Entry Commercial Paper Notes, instructions by an Authorized Representative or an Authorized Person to the Agent for the issuance of Book-Entry Commercial Paper Notes shall include the following information with respect to each Book-Entry Commercial Paper Note:
i.the date of issuance of each such Book-Entry Commercial Paper Note (which shall be a Business Day);
ii.the maturity date of each such Book-Entry Commercial Paper Note (provided that the Authorized Representative or Authorized Person shall ensure that such date is a Business Day and that it shall not be more than 270 days from the date of issue);
iii.the face amount (provided that the Authorized Representative or the Authorized Person shall ensure that such face amount is $250,000 or integral multiples of $1,000 in excess thereof) in figures; and

iv.the interest rate and applicable discount or interest amount.
(d)From time to time during the term of this Agreement and subject to the terms and conditions hereof, and upon Agent’s timely receipt from such Authorized Representative or Authorized Person of instructions pursuant to Section 5(a) delivered to Agent prior to 1:00 pm, New York City time, on a day, other than a Saturday or Sunday, on which Agent is open to the public for all banking purposes(a “Business Day”) in accordance with Section 19, Agent shall transmit such issuance instructions to DTC for the issuance of Book-Entry Commercial Paper Notes as instructed pursuant to Section 5(a) in a manner set forth in, and take other actions as are required by, the Letter of Representations and DTC’s applicable rules, regulations and procedures for book-entry commercial paper program.
(e)Company hereby directs Agent to effect each delivery of a Commercial Paper Note before receipt of payment in immediately available funds. Therefore, once Agent has delivered a Commercial Paper Note to a Dealer or its agent as provided herein, Company shall bear all risk that a Dealer or its agent fails to remit payment for the Commercial Paper Note to Agent. Agent shall have no liability to Company for any failure or inability on the part of the Dealer to make payment for Commercial Paper Notes. Nothing in this Agreement shall require Agent to purchase any Commercial Paper Note or expend Agent’s own funds for the purchase price of a Commercial Paper Note or Commercial Paper Notes.
(f)Company agrees that Agent is not under any obligation to assess or review the financial condition or creditworthiness of any person to or for whose account Agent delivers a Commercial Paper Note pursuant to instructions from an Authorized Representative or Authorized Person or advise Company as to the results of any such appraisal or investigation Agent may have conducted on its own or of any adverse information concerning any such person that may in any way have come to Agent’s attention.
(g)It is understood that DTC may request the delivery of Certificated Commercial Paper Notes in exchange for Book-Entry Commercial Paper Notes upon the termination of DTC’s services pursuant to the DTC Letter of Representations. Accordingly, upon such termination, Agent is authorized to complete and deliver Certificated Commercial Paper Notes in partial or complete substitution for Book-Entry Commercial Paper Notes of the same face amount and maturity as requested by DTC.
(h)In the case of Certificated Commercial Paper Notes, during the term of this Agreement and subject to the terms and conditions hereof, upon Agent’s timely receipt from an Authorized Representative or an Authorized Person of instructions delivered to Agent in accordance with Section 19 prior to 12:30 pm New York time on a Business Day, on the date of issuance of any Certificated Commercial Paper Notes, Agent shall withdraw the respective Certificated Commercial Paper Notes from safekeeping and take the following actions in accordance with such instructions:
i.complete each such Certificated Commercial Paper Note as to the face amount, net dollar amount, payee, the date of issue and maturity date, (provided that the Authorized Representative or Authorized Person shall ensure that such maturity date is a Business Day and that it shall not be more than 270 days from the date of issue and that such face amount is $250,000 or integral multiples of $1,000 in excess thereof in figures);

ii.authenticate (by countersigning) each such Certificated Commercial Paper Note in the appropriate space provided thereon; and
iii.deliver each such Certificated Commercial Paper Note to the Dealer, or the consignee, if any, designated by such Authorized Representative or Authorized Person for the account of the Dealer.
(i)If Agent shall receive written instructions from Company pursuant to Section 19 not to issue or deliver Commercial Paper Notes, until such instructions are revoked in writing or superseded by further written instructions from Company, Agent shall not issue or deliver Commercial Paper Notes, provided, however, that notwithstanding contrary instructions from Company, Agent shall deliver Commercial Paper Notes with respect to agreements for the sale of Commercial Paper Notes concluded by an Authorized Representative or Authorized Person prior to receipt by the Authorized Representative or Authorized Person of the Company’s instructions not to issue or deliver such Commercial Paper Notes, which the Authorized Representative or Authorized Person shall be required to confirm to Agent in writing prior to Agent’s delivery of the Commercial Paper Notes. For purposes of the preceding provision, Agent may conclusively rely on written notice given or delivered to Agent by an Authorized Representative or Authorized Person as to whether any particular Commercial Paper Notes are to be issued in respect of such agreements concluded by such Authorized Representative or Authorized Person, and Agent shall have no obligation to make any other or further investigation.
6.Proceeds of Sale of the Commercial Paper Notes. Contemporaneously with the execution and delivery of this Agreement, and for the purposes of this Agreement, Agent will establish an account designated as the Sysco Corporation Note Account (the “Note Account”). On each day on which a Dealer or its agent receives Commercial Paper Notes (whether through the facilities of DTC in the manner set forth in the Letter of Representations or by delivery in accordance with the provisions of this Agreement), all proceeds received by Agent in connection with such sale shall be credited in immediately available funds to the Note Account. From time to time upon written instructions received by Agent from an Authorized Person or Authorized Representative, Agent agrees to transfer immediately available funds from the Note Account to any Agent or trust company in the United States for Company’s account. If Agent chooses, in its sole discretion, to credit Company’s account before Agent has collected funds for delivery of Commercial Paper Notes, it is understood that such credit shall be an advance to Company to be promptly repaid to Agent from the proceeds of sale of Commercial Paper Notes. If any such advance is not repaid by 5:00 pm New York time on the day it is made, Company shall repay such advance on the next Business Day together with interest thereon at the rate charged by Agent for such advance (which rate shall be no less than the Prime Rate). As used in this Agreement, “Prime Rate” means the rate of per annum interest which U.S. Bank National Association (“USBNA”) announces publicly or otherwise makes available to the public from time to time as its “prime rate” (currently calculated on the basis of the actual number of days elapsed over a year of 360 days) with any change in the “prime rate” to be effective on and as of the date of any change in said “prime rate”. The Prime Rate and the calculation thereof may be established by USBNA in its sole discretion and is not necessarily the lowest rate of interest offered by USBNA to its most creditworthy customers. The Prime Rate is a variable or fluctuating rate which increases or decreases from time to time. Funds in the Note Account will be held by Agent uninvested.
7.Payment of Matured Commercial Paper Notes.

(j)By 1:00 pm New York time on the date that any Commercial Paper Notes any payment of interest or principal is due or are scheduled to mature, Company shall ensure that there shall have been transferred to Agent for deposit in the Note Account immediately available funds at least equal to the amount of Commercial Paper Notes maturing on such date. When any matured Commercial Paper Note is presented to Agent for payment by the holder thereof (which may, in the case of Book-Entry Commercial Paper Notes, be DTC or a nominee of DTC), payment shall be made from and charged to the Note Account to the extent funds are available in said account.
(k)Each Commercial Paper Note presented to Agent for payment at or prior to 2:15 pm New York time on any Business Day at or after the maturity date of such Commercial Paper Note shall be paid by Agent on the same day as such presentation (or if presented after 2:15 pm New York time on any such Business Day, then on the next succeeding Business Day) to the extent funds are available in the Note Account.
(l)Agent may, but shall have no obligation to, make a payment pursuant to Section 7(a) hereof prior to receipt from Company of sufficient immediately available funds. In such case, Company agrees to promptly repay such advance provided that, if such advance is not repaid by 5:00 pm New York time on the day it is made, Company shall repay such advance on the next Business Day together with interest thereon at the Prime Rate. No prior action or course of dealing on the part of Agent with respect to advances of the purchase price or payments of matured Commercial Paper Notes shall give rise to any claim or cause of action by Company against Agent in the event that Agent refuses to pay or settle any Commercial Paper Notes for which Company has not timely provided funds as required by this Agreement.
8.Representations and Warranties of Company. Company hereby warrants and represents to Agent, and, each request to issue Commercial Paper Notes shall constitute Company’s continuing warranty and representation, as follows:
(m)This Agreement is, and all Commercial Paper Notes delivered to Agent pursuant to this Agreement will be, duly authorized, executed and delivered by Company. Agent’s appointment to act for Company hereunder is duly authorized by Company.
(n)The issuance and delivery of the Commercial Paper Notes will not violate any state or federal law and the Commercial Paper Notes do not require registration under the Securities Act of 1933, as amended.
(o)This Agreement constitutes, and the Commercial Paper Notes, when completed, countersigned, and delivered pursuant hereto, will constitute, Company’s legal, valid and binding obligations enforceable against Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.
(p)The Company is a corporation duly organized and validly existing under the laws of Delaware and no liquidation, dissolution, bankruptcy, windup or similar proceedings have been instituted with respect to the Company.
(q)The Company has, and at all relevant times has had, all necessary power and authority to execute, deliver and perform this Agreement and to issue the Commercial Paper Notes.

(r)The Company has taken all actions which are required for the authorization of the issuance of the Commercial Paper Notes, and for the authorization, execution, delivery and performance of this Agreement, and such actions do not require the approval or consent of any holder or trustee of any indebtedness or obligations of the Company.
(s)The issuance of Commercial Paper Notes by Company (i) does not and will not contravene any provision of any governmental law, regulation or rule applicable to Company, and (ii) does not and will not conflict with, breach or contravene the provisions of any contract or other instrument binding upon Company.
(t)Each instruction given to Agent in accordance with Section 5 hereof shall constitute a representation and warranty by Company that the issuance and delivery of such Commercial Paper Note(s) have been duly and validly authorized by Company.
9.Reliance on Instructions. Agent shall incur no liability to Company in acting hereunder upon instructions contemplated hereby which Agent believed in good faith to have been given by an Authorized Representative or an Authorized Person, as the case may be. Instructions transmitted via SPANS Online (as defined in Section 18 hereof) shall be the equivalent to the giving of a duly authorized written instruction which Agent may act upon without liability. In the event a discrepancy exists between any telephonic instructions and any other such instructions, the telephonic instructions as understood by Agent will be deemed to control.
10.Cancellation of Commercial Paper Notes. Upon payment by Agent of Certificated Commercial Paper Note(s) presented for payment, Agent shall mark such Certificated Commercial Paper Note(s) as paid and (i) in due course cancel Certificated Commercial Paper Note(s) presented for payment and from time to time return such canceled Certificated Commercial Paper Notes to Company, or (ii) destroy such Certificated Commercial Paper Notes(s) and deliver to Company from time to time a destruction certificate identifying all Certificated Commercial Paper Notes destroyed since the issuance of the prior destruction certificate. Upon the written request of Company, Agent agrees to cancel and return to Company all unissued Certificated Commercial Paper Notes in Agent’s possession at the time of such request.
11.Termination.
(u)This Agreement may be terminated at any time by either Agent or Company by 30 days’ prior written notice to the other, provided that, so long as Company continues to pay the fees and expenses of Agent as set forth herein, Agent agrees to continue acting as issuing and paying agent hereunder until such time as Agent’s successor has been selected and has entered into an agreement with Company to that effect. Such termination shall not affect the respective liabilities of the parties hereunder arising prior to such termination.
(v)If no successor has been appointed within such 30-day period, then Agent shall have the right to petition a court of competent jurisdiction for the appointment of Agent’s successor hereunder. Agent shall be reimbursed for any and all expenses in connection with any such petition and appointment.
(w)Promptly following the date of termination of this Agreement, Agent shall destroy all Certificated Commercial Paper Notes in Agent’s possession and shall transfer to Company all funds, if any, then on deposit in the Note Account after deduction and payment to Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Agent in connection with the performance of its duties and the exercise of its rights hereunder. Agent shall promptly notify Company of all Certificated Commercial Paper Notes so destroyed.
12.Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Agent.
13.Liability of Agent.
(x)Agent’s duties and obligations shall be determined solely by the express provisions of this Agreement and the Letter of Representations (including the documents referred to therein) and Agent shall be responsible for the performance of only such duties and obligations as are specifically set forth herein and therein, and no implied duties or covenants shall be read into any such document against Agent. Agent has no fiduciary or discretionary duties of any kind. Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. Agent shall not be required to ascertain whether any issuance or sale of Commercial Paper Note(s) (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which Company is a party (whether or not Agent is a party to such other agreement). Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Agent’s gross negligence or willful misconduct was the sole cause of any loss to Company.
(y)Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, intrusions or attacks, power failures, earthquakes or other disasters.
(z)Agent shall not be obligated to take any legal action or commence any proceeding in connection with this Agreement, the Note Funds or any account in which Note Funds are deposited or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that Agent determines, in its sole judgment, may expose it to liability or expense. Agent may consult legal counsel selected by it concerning this Agreement or of its duties hereunder and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Company shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Company agrees to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Agent may reasonably request in connection with its duties hereunder.
(aa)Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Note Funds, without determination by Agent of such court’s jurisdiction in the matter. If any portion of the Note Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
(ab)If, at any time Agent is unable to determine, to Agent’s sole satisfaction, the proper disposition of all or any portion of the Note Funds or Agent’s proper actions with respect to its obligations hereunder, then Agent may, in its sole discretion, take either or both of the following actions:
i.     suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such uncertainty shall be resolved to the sole satisfaction of Agent.
ii.     petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Note Funds, after deduction and payment to Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Agent in connection with the performance of its duties and the exercise of its rights hereunder.
14.Indemnification of Agent. From and at all times after the date of this Agreement, Company shall, to the fullest extent permitted by law, indemnify and hold harmless Agent and each director, officer, employee and affiliate of Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person or entity, including without limitation Company, any Dealer or any purchaser of Commercial Paper Notes, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have been directly caused solely from the gross negligence or willful misconduct of such Indemnified Party. Company further agrees to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of

Company’s indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Company. The foregoing indemnity includes, but is not limited to, (a) any action taken or omitted to be taken by Agent or any of Agent’s officers or employees upon written, facsimile, telephonic or other electronically transmitted instructions received by Agent from, or believed by Agent to have been given by, the proper person or persons, (b) Agent’s improperly executing or failing to execute any instruction because of unclear instructions, failure of communications media or any other circumstances beyond Agent’s control, and (c) the actions or inactions of DTC or its nominees. The obligations of Company under this Section 14 shall survive any termination of this Agreement and the resignation or removal of Agent.
15.Compensation of Agent.
(a)Fees and Expenses. Company agrees to compensate Agent on demand for its services hereunder in accordance with the Schedule of Fees furnished by Agent to Company from time to time and to reimburse Agent, upon its request, for all reasonable expenses, disbursements, and advances made or incurred in connection with this Agreement, including with respect to investigating and defending itself against any claim or potential liability and the enforcement of Company’s compensation and reimbursement obligations hereunder. Agent will provide the Company thirty days’ written notice prior any changes to the Schedule of Fees. The obligations of Company under this Section 15 shall survive any termination of this Agreement and the resignation or removal of Agent.
(b)Security and Offset. Company hereby grants to Agent and the Indemnified Parties a security interest in, lien upon and right of offset against the Note Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason the Note Funds are insufficient to cover such compensation and reimbursement, Company shall promptly pay such amounts to Agent or any Indemnified Party upon receipt of an itemized invoice. All disbursements of funds from the Note Funds shall be subject to the fees and claims of Agent and the Indemnified Parties pursuant to this Section and Section 14 hereof.
16. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, Agent requires documentation to verify its formation and existence as a legal entity. Agent may ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by Agent in connection with the Act or any other legislation or regulation to which Agent is subject, in a timely manner.
17. Consent to Jurisdiction and Venue. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the United States federal courts located in the Borough of Manhattan and the courts of the State of New York located in the Borough of Manhattan and waives any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.
18. SPANS Online
(a)    Company and each Authorized Representative may use the U.S. Bank Securities Processing Automated Notes System Online (“SPANS Online”) instruction and reporting communication service to transmit instructions to Agent or obtain reports with respect to the Commercial Paper Notes. Company may, by separate agreement between Company and one or more of its Authorized Persons, authorize the Authorized Person to directly access SPANS Online for the purposes of transmitting instructions to Agent or obtaining reports with respect to the Commercial Paper Notes. Company acknowledges that (i) some or all of the services utilized in connection with SPANS Online are furnished by SS&C Technologies, Inc. (“SS&C”), (ii) SPANS Online is provided to Company “AS IS” without warranties or representations of any kind whatsoever, and (iii) SPANS Online is proprietary and confidential property disclosed to Company in confidence and may be utilized only on the SPANS Online Terms and Conditions as set forth in the SPANS Online website and for purposes set forth in this Agreement.
(b)    To permit the use of SPANS Online to transmit instructions and/or obtain reports with respect to the Commercial Paper Notes, Agent will supply Company with a customer identification number and initial passwords. Company may thereafter change its passwords directly through SPANS Online. Company will keep all information relating to its identification number and passwords strictly confidential and will be responsible for the maintenance of adequate security over its customer identification number and passwords. Instructions transmitted over SPANS Online and received by Agent pursuant to this Agreement shall be deemed conclusive evidence that such instructions are correct and complete and that the issuance or redemption of the Commercial Paper Notes directed thereby has been duly authorized by Company.
19.Notices.
(a)All communications to Agent by or on behalf of Company or a Dealer, by writing or telephone, which relate to the completion, delivery or payment of any Commercial Paper Note, are to be delivered to Agent via SPANS Online or directed to Commercial Paper Operations at the address or telephone number indicated below or to such other address or telephone number as Agent specifies to Company in writing.
U.S. Bank Trust Company, National Association
100 Wall Street, Suite 600
New York, NY 10005
Attention: Money Market Operations
Telephone No:     (212) 951-8508
Email address:     mmi.processing@usbank.com

(b)Notices and other communications hereunder to Agent (other than communications that relate to the completion, delivery or payment of any Commercial Paper Note) or to Company are to be directed to the address or telephone number indicated below, or to such other address or telephone number as the party receiving such notice shall have previously specified in writing to the party sending such notice:

If to Company at:
Sysco Corporation 1390 Enclave Parkway Houston, TX 77077
Attention:	Treasury Department
Telephone No.:	(281) 584-1711

If to Agent at:
U.S. Bank Trust Company, National Association 100 Wall Street, Suite 600 New York, NY 10005

Attention:	Global Corporate Trust – IPA Administration

Telephone No.:	(212) 951-8508

Notices shall be deemed delivered when received at the applicable address specified above. For purposes of this Section 19, “when received” shall mean actual receipt (i) of an electronic communication by facsimile or email transmission or SPANS Online; or (ii) of an oral communication by any person answering the telephone at the office of the individual or department specified in or pursuant to this Agreement; or (iii) of a written communication hand-delivered, by national overnight courier service, or by first class, certified or registered mail, return receipt requested, at the office specified in or pursuant to this Agreement.
20.Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to an Authorized Representative, and Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Agent and shall be effective only after Agent has a reasonable opportunity to act on such changes. Company agrees that Agent may at its option record any telephone calls made pursuant to this Section. Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Company to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. Agent may apply funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Company acknowledges that these optional security procedures are commercially reasonable.
21.Amendment, Waiver and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as provided in

Section 12 hereof, this Agreement may not be assigned by any party without the written consent of the other party.
22.Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
23.Governing Law. This Agreement shall be governed and construed in accordance with laws of the State of New York applicable to contracts made and performed in the State of New York and, to the extent applicable, operating circulars of the Federal Reserve Agent, federal laws and regulations as amended, New York Clearing House rules and, to the extent not otherwise inconsistent with this Agreement, general commercial Agent practices applicable to commercial paper issuance and payment.
24.Entire Agreement, No Third-Party Beneficiaries. This Agreement, together with the Letter of Representations, constitutes the entire agreement between the parties relating to Agent’s issuing agent, paying agent and depositary duties and obligations to Company. Except as provided in Section 14 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the signatory parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
25.Execution in Counterparts, Facsimiles. This Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The delivery of copies of this Agreement as executed by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.
26.Dealings. Agent and any stockholder, director, officer or employee of Agent may buy, sell, and deal in any of the securities of Company, any Dealer or any purchaser of the Commercial Paper Notes and become financially interested in any transaction in which Company, any Dealer or any such purchaser may be interested, and contract and lend money to Company, any Dealer or any such purchaser and otherwise act as fully and freely as though it were not a depositary, issuing or paying agent under this Agreement. Nothing herein shall preclude Agent from acting in any other capacity for Company, any Dealer or any such purchaser or for any other person or entity.
27.Tax Reporting. Agent shall have no responsibility for the tax consequences of this Agreement and Company shall consult with independent counsel concerning any and all tax matters. Company shall provide IRS Form W-9 or Form W-8, as applicable, for each payee, together with any other documentation and information requested by Agent in connection with Agent’s reporting obligations under any applicable U.S. federal law or regulation. If such tax documentation is not so provided, Agent is authorized to withhold taxes as required by applicable U.S. federal law or regulation.
28.WAIVER OF TRIAL BY JURY.    EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
29.Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases, or promotional or marketing publications, or correspondence to third parties without, in each case, securing the prior written consent of such other party.
30.Electronic Transmission; Electronic Signatures. Agent shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Agent) shall be deemed original signatures for all purposes. Company assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to Agent, including without limitation the risk of Agent acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Agent in lieu of, or in addition to, any such electronic Notice.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Issuing and Paying Agent Agreement to be duly executed and delivered as of the day and year first above written.

SYSCO CORPORATION
/s/Israel Owodunni
Authorized Officer’s Signature
Name:	Israel Owodunni
Title:	Vice President and Treasurer
Date:	September 2, 2022

IN WITNESS WHEREOF, the parties have caused this Issuing and Paying Agent Agreement to be duly executed and delivered as of the day and year first above written.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
/s/Michelle Lee
Authorized Officer’s Signature Name: Michelle Lee
Title:	Vice President
Date:	September 2, 2022